Exhibit 4.4

CERTIFICATE ENDORSEMENT

THIS ENDORSEMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE CERTIFICATE TO WHICH IT IS ATTACHED. THE PROVISIONS OF THE CERTIFICATE APPLY TO THE ENDORSEMENT UNLESS OTHERWISE STATED HEREIN. IF THERE IS A CONFLICT BETWEEN THE PROVISIONS OF THE CERTIFICATE AND THE ENDORSEMENT, THE ENDORSEMENT PROVISIONS WILL APPLY.

1. The following definition is hereby deleted and replaced with the following:

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

2. Section 4.02 “Restoration of the Benefit Base” is hereby deleted and replaced with the following:

“If the Certificate Owner funds the IRA with proceeds rolled over or directly transferred from a tax-deferred retirement plan established under Section 401(a), 403(a), 403(b) or 457(b) of the Code (“tax-deferred retirement plan”) to which a Great-West guaranteed lifetime withdrawal product was issued, the Certificate Owner’s Benefit Base determined under the tax-deferred retirement plan immediately prior to distribution shall be restored within the Certificate only to the extent that the Certificate Owner: (a) invests the rollover or transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution from the tax-deferred retirement plan in the Covered Fund(s); (b) invests in a Covered Fund approved by Great-West as described in the prospectus, except if the Certificate Owner is in Settlement Phase; and (c) Requests restoration of the Benefit Base. The Certificate Owner must begin in the same phase that he or she was in at the time of the rollover or transfer after the transaction is complete.

3. Section 5.02, “Installment Frequency Option” is hereby amended to delete the last sentence.

4. Section 6.03, “Installments” is hereby amended to include the following sentence:

“If the Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, Great-West will pay the Installment within 7 days from the Installment Date.”

Signed for Great-West Life & Annuity Insurance Company on the Issue Date of the Certificate.

[Mitchell T.G. Graye,]
[President and Chief Executive Officer]